Exhibit 3.2

CREATIVE REALITIES, INC.

STATEMENT OF CANCELLATION

of

THE CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

of

SERIES A-1 CONVERTIBLE PREFERRED STOCK

The undersigned, Richard Mills, Chief Executive Officer of Creative Realities, Inc., a corporation organized and existing under the Minnesota Business Corporation Act (hereinafter called the “Company”), hereby certifies that:

1.  The Company’s Board of Directors has directed that the certificate fixing the voting powers, preferences and relative, participating, optional and other special rights of the Series A-1 Convertible Preferred Stock, $0.01 par value per share, of the Company, and the qualifications, limitations and restrictions thereof, be canceled pursuant to Section 302A.133 of the Minnesota Statutes.

2.  There are currently no shares of Series A-1 Convertible Preferred Stock outstanding.

3.  All 2,500,000 shares formerly designated as Series A-1 Convertible Preferred Stock shall resume the status of authorized but undesignated and unissued shares of preferred stock of the Company.

IN WITNESS WHEREOF, the undersigned has executed this statement of cancellation as of March 13, 2019.

CREATIVE REALITIES, INC.

/s/ Richard Mills
Richard Mills, Chief Executive Officer